Exhibit 99.1

TAIZO NISHIMURO ELECTED TO IBM BOARD OF DIRECTORS

ARMONK, N.Y., July 29, 2008 . . . The IBM (NYSE: IBM) board of directors today elected Taizo Nishimuro to the board, effective September 22, 2008. Mr. Nishimuro, 72, is chairman of the board of the Tokyo Stock Exchange Group, Inc.

Samuel J. Palmisano, IBM chairman, president and chief executive officer, said:  “We are very pleased Nishimuro-san will be joining the IBM board of directors.  He has a unique understanding of the needs of Asian markets, and his knowledge and insights will make a significant contribution to our company.”

Mr. Nishimuro was named chairman of the board of the Tokyo Stock Exchange (TSE) in June 2005.  He also concurrently served TSE as president and chief executive officer from December 2005 to June 2007, during which time he accelerated internationalization of TSE’s activities.  Mr. Nishimuro also currently acts as an adviser to the board of Toshiba Corporation.  He was president and chief executive officer of Toshiba Corporation between June 1996 and June 2000 and subsequently served as chairman of Toshiba between June 2000 and June 2005.

Mr. Nishimuro is also chairman, Fiscal System Council, which advises Japan’s Ministry of Finance, and a member of the International Advisory Council to the Economic Development Board of Singapore.

Mr. Nishimuro received his B.S. in economics from Keio University.

The IBM board will have 13 members once Mr. Nishimuro joins in September.

Contact:	IBM
Edward Barbini, 914/499-6565
barbini@us.ibm.com